Exhibit 99.1

EXPRESS SCRIPTS HOLDING COMPANY

CORPORATE GOVERNANCE COMMITTEE CHARTER

Adopted December 14, 2011, as amended September 9, 2015

The Board of Directors (the “Board”) of Express Scripts Holding Company (the “Company”) by resolution dated December 14, 2011, has constituted and established a Corporate Governance Committee (the “Committee”) with authority, responsibility, and specific duties as described in this Charter.

COMPOSITION

The Committee shall consist of not less than three nor more than five Directors to be appointed by the Board. All members of the Committee shall meet the independence requirements of applicable law and the Nasdaq Listing Rules (or the rules of any exchange on which the Company’s Stock may be subsequently listed). The Board shall appoint a member of the Committee to serve as its chairman, and the chairman shall generally direct the business of the Committee. The Corporate Secretary shall serve as secretary and management liaison for the Committee. The Board shall have the authority at any time to change the membership of the Committee and to fill vacancies on the Committee, subject to new members satisfying the independence requirements described herein.

MISSION STATEMENT

The Corporate Governance Committee shall (1) identify qualified candidates to be presented to the Board for nomination as Directors, consistent with criteria approved by the Board, whether at the annual meeting of stockholders or to fill vacancies on the Board, (2) develop and recommend to the Board corporate governance principles applicable to the Company, (3) ensure that the Company’s Certificate of Incorporation and Bylaws, its Board, and its governance practices are structured in a way that best serves the interests of the Company and its stockholders, and (4) oversee the evaluation of the Board.

COMMITTEE AUTHORITY AND RESPONSIBILITIES

•	The Committee shall recommend to the Board criteria for membership on the Board and its committees, which shall reflect at a minimum any requirements of applicable law or listing standards, as well as a candidate’s depth of experience.

•	The Committee shall, in consultation with the Chairman of the Board and the Chief Executive Officer, consider and recruit candidates to fill positions on the Board, and recommend qualified candidates to the Board.

•	The Committee shall (i) select and nominate qualified persons for election or re-election as directors at the Corporation’s Annual Meeting of Stockholders; (ii) recommend to the Board the names of qualified persons to be nominated to fill any vacancies on the Board; and (iii) make recommendations to the Board regarding the membership and chairman of each board committee. As part of this responsibility, the Committee shall also review, in light of the Committee’s criteria for selecting new Directors, any candidate suggested for board membership by stockholders in accordance with the notice provisions and procedures set forth in the Company’s Bylaws or otherwise submitted to the Company for consideration.

•	The Committee shall review and make recommendations to the Board regarding the nature and duties of committees of the Board, including evaluating the charter, duties and powers of committees according to existing and planned Company objectives and the requirements of applicable laws and listing rules, and recommending changes with respect thereto.

•	The Committee shall have the sole authority to engage or terminate any outside consultant utilized in the identification of Director candidates and the nomination of members to the Board, and to approve the terms of such engagement and the fees to be paid thereunder. The Committee shall also have the authority to hire counsel or other experts in the field of corporate governance to assist the Committee in the discharge of its duties.

•	The Committee shall approve the compensation for non-management members of the Board, which may include but shall not be limited to an annual retainer, meeting fees, and equity compensation awards.

•	The Committee shall oversee the annual review and evaluation of the performance of the Board and the Committees thereof. In discharging this responsibility the Committee shall solicit comments from all Directors and report to the Board on the results of the evaluation.

•	The Committee shall review and make recommendations to the Board regarding guidelines addressing the Company’s corporate governance practices generally. The Company’s Corporate Governance Guidelines shall be reviewed at least annually by the Committee, and the Committee shall make recommendations to the Board with respect to changes to the guidelines.

•	The Committee shall review the Company’s policies with respect to political and lobbying contributions and activity. The Committee shall receive regular updates from management regarding these expenditures and activities.

•	The Committee shall review all contemplated related party transactions of the Company, and conduct ongoing reviews of all related party transactions in effect for potential conflict of interest situations. Approval by the Committee must be received prior to all such transactions.

•	The Committee shall discharge such other duties and responsibilities as may be assigned to the Committee from time to time by the Board.

MEETINGS

The Committee will meet as often as necessary to carry out its responsibilities. Meetings may be called by the Chairman of the Committee or the Chief Executive Officer of the Company. All meetings of the Committee shall be held pursuant to the Bylaws of the Company with regard to notice and waiver thereof, and written minutes of each meeting shall be duly filed in the Company records. A majority of the Committee shall constitute a quorum for the transaction of business, and the action of a majority of those present at a meeting shall constitute the act of the Committee. Reports of meetings of the Committee shall be made to the Board at its next regularly scheduled meeting following the Committee meeting accompanied by any recommendations to the Board approved by the Committee.

ANNUAL REVIEW

The Committee shall evaluate its performance on an annual basis and develop a criteria for such evaluation. In addition, at least annually, this Charter shall be reviewed and reassessed by the Committee and any proposed changes shall be submitted to the Board for approval.